RESOLUTION

                           DIRECTORS' FEES

                             May 21, 1998



    RESOLVED, that  Sections 10(b) and 10(c) of the 1995 Stock
Incentive Plan be amended to provide as follows:

   (b)  Award Upon Election.

        Each Outside Director who is elected by the Board to fill a vacancy on the Board after May 21, 1998, shall receive a Nonqualified Stock Option for 2,000 Shares on the date of the Board's regular meeting in December following his or her election.

   (c)  Annual Awards.

        Effective May 21, 1998, each Outside Director shall receive a Nonqualified Stock Option for 1,000 Shares on the date of the Board's regular meeting in December of each year he or she serves as Outside Director, other than a year in which the Outside Director receives an award under Section 10(b) above.








                                                         Exhibit (10)(n)(iv)